Contact:
At the Company:                         At the Financial Relations Board:
Philip B. Barr                          212-661-8030
Chief Financial Officer                 Analyst Information:  John McNamara
Investor Relations                      General Information:  Jeff Bogart
401-233-0333


FOR IMMEDIATE RELEASE

             ALAN H. BENNETT NAMED PRESIDENT OF UVEX SAFETY DIVISION

SMITHFIELD, R.I., January 11, 1999--Bacou USA, Inc. (NYSE: BAU) today announced the appointment of Alan H. Bennett as President of its Uvex Safety division. In his new position, Mr. Bennett will be responsible for the entire Uvex Safety business, and he will be based at the company's Smithfield, Rhode Island headquarters.

     Mr. Bennett founded Allied Industrial Distributors in 1969, developed it through internal growth, selling the business to Figgie International in 1988 to form its Safety Supply America unit. As president of Safety Supply America, Bennett helped develop that business into a national safety distributor through eleven acquisitions from 1988 to 1994 when it was divested by Figgie. Most recently, Bennett has been a business consultant focusing on industrial distribution clients.

     "Alan is a great addition to our team, and his background in distribution should be a real competitive advantage for us," said Walter Stepan, Vice Chairman, President and CEO of Bacou USA. "He has first-hand experience with the consolidation that is reshaping our industry, and he knows what is important to our customers. Uvex already has the leading market share in the U.S. industrial market, and with Alan's help we hope to expand our lead."

     Mr. Bennett served from 1992-1998 as a member of the board of directors of the National Safety Council and is a past president of the Safety Equipment Distributors Association and the National Industrial Glove Distributors Association. He is currently a member of the board of directors of Verdugo Banking Company, a Glendale, California, financial institution. Mr. Bennett has a bachelor's degree in business administration.

     Uvex Safety designs, manufactures and sells non-prescription protective eyewear under the Uvex(R) brand, as well as laser protective eyewear under the Uvex(R), Lase-R Shield and LaserVision brands. According to a 1998 market survey conducted by Frost & Sullivan, Uvex Safety has the leading market share in the U.S. industrial market for non-prescription protective eyewear, with an estimated 38% share in 1997.

     Bacou USA, Inc. makes and sells leading brands of products that protect the sight, hearing and respiratory systems of workers against occupational hazards, as well as related instrumentation including vision screeners, gas monitors and computerized test benches for respirators. The company's products, marketed under Uvex(R), Howard Leight(R), Survivair(R), Pro-Tech(R), Biosystems, Titmus(R), LaserVision and Lase-R Shield brand names, are sold principally to industrial safety distributors, fire fighting equipment distributors and optical laboratories. News and information are available at the company's Website at http://www.bacouusa.com.

         To receive additional information on Bacou USA, Inc., via fax, at no charge, dial 1-800-PRO-INFO and enter code BAU. For
                    international access, dial 732-544-2850.

                                       ###

Statements contained in this press release that are not historical facts are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities and Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties, including but not limited to the timely development and acceptance of new products, the impact of competitive products and pricing, changing market conditions, and the other risks detailed in the company's prospectus filed March 27, 1996 and from time to time in other filings with the U.S. Securities and Exchange Commission. These forward-looking statements represent the company's judgment as of the date of this release, and actual results may differ materially from them. The company disclaims, however, any intent or obligation to update these forward-looking statements.